UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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☐	Soliciting Material Pursuant to §240.14a-12

COREPOINT LODGING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 14, 2020

Dear Stockholder:

Please join us for CorePoint Lodging Inc.’s Annual Meeting of Stockholders on Thursday, May 21, 2020, at 10:00 a.m., Central Time, at La Quinta Inn & Suites by Wyndham DFW Airport South/Irving, 4105 West Airport Freeway, Irving, Texas 75062.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 14, 2020. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of CorePoint Lodging Inc.

Sincerely,

Mitesh B. Shah	Keith A. Cline
Chairman of the Board of Directors	President and Chief Executive Officer

COREPOINT LODGING INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Central Time, on Thursday, May 21, 2020

PLACE	La Quinta Inn & Suites by Wyndham[1] DFW Airport South/Irving 4105 West Airport Freeway Irving, Texas 75062

ITEMS OF BUSINESS	1. To elect the director nominees listed in the Proxy Statement.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

3. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 2, 2020.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the enclosed proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Mark M. Chloupek
Executive Vice President, Secretary and General Counsel April 14, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, May 21, 2020: This Proxy Statement and our Annual Report are available free of charge at the Investors section of our website (www.corepoint.com) under “Financial Information”.

[1]

Due to the emerging public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the Annual Meeting may become a virtual meeting, held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate in a live audio webcast will be set forth in a press release issued by CorePoint Lodging Inc. and available at www.corepoint.com in the “News” section.

PROXY VOTING METHODS

If at the close of business on April 2, 2020, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record, your Internet, telephone or mail vote must be received by 11:59 p.m., Eastern Time, on May 20, 2020 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

i

COREPOINT LODGING INC.

125 East John Carpenter Freeway, Suite 1650

Irving, Texas 75062

Telephone: (972) 893-3199

PROXY STATEMENT

Annual Meeting of Stockholders

May 21, 2020

GENERAL INFORMATION

Why am I being provided with these materials?

This proxy statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 14, 2020. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of CorePoint Lodging Inc. (“we,” “our,” “us” and the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 21, 2020 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person or to vote your shares by proxy via the Internet, by telephone or by mail.

What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Who is entitled to vote?

Stockholders as of the close of business on April 2, 2020 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 58,051,220 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal No. 1 is considered a non-routine matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

For Proposal No. 1, under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Notwithstanding the foregoing, under our Corporate Governance Guidelines, a director nominee (other than any person nominated or designated pursuant to the stockholders’ agreement between the Company and affiliates of The Blackstone Group Inc. (“Blackstone”)) who fails to receive a majority of the votes cast in an uncontested election is required to tender his or her resignation from the Board. For purposes of this provision, our Corporate Governance Guidelines state that a “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” as to that director’s election (with “broker non-votes” not counted as a vote cast either “for” or “withheld” as to that director’s election). The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the proffered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following certification of the election results.

For Proposal No. 2, under our Bylaws, approval of the proposal requires a majority of the votes cast, and under Maryland law, abstentions are not treated as “votes cast.”

It is important to note that the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020 (Proposal No. 2) is non-binding and advisory. While the ratification of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider the selection of a different firm.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal No. 2, under Maryland law, abstentions will not affect the outcome.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 20, 2020, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 20, 2020.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

How do I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of stock ownership on the Record Date. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

How do I attend the Annual Meeting?

In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) proof of your stock ownership of CorePoint Lodging Inc. stock on the Record Date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, you may contact La Quinta Inn & Suites by Wyndham DFW Airport South/Irving at (972) 252-6546.

What happens if a change to the Annual Meeting is necessary due to exigent circumstances?

While we have every intention of holding the Annual Meeting as indicated in the “Notice of Annual Meeting of Stockholders”, if exigent and unexpected circumstances such as a global health crisis such as the coronavirus disease 2019, or COVID-19, pandemic prevent the Company from holding the Annual Meeting as planned, we may determine to change the location of the Annual Meeting or to switch to an alternative method of holding the meeting, such as a virtual meeting. If the Company needs to take such action on an exceptional basis, we plan on issuing a press release notifying our stockholders of such development which will be posted on our website at www.corepoint.com in the “News” section. Any such decision by the Company has no impact on a stockholder’s ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 20, 2020;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 20, 2020;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 20, 2020; or

•	attending the Annual Meeting and voting in person.

If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The number of directors that comprise our Board of Directors is currently set at eleven. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has considered and nominated each of the following nominees for a term expiring at the 2021 Annual Meeting of Stockholders and when his or her successor is duly elected and qualified: Keith A. Cline, James R. Abrahamson, Glenn Alba, Jean M. Birch, Alan J. Bowers, Giovanni Cutaia, Alice E. Gould, B. Anthony Isaac, Brian Kim, David Loeb and Mitesh B. Shah. Action will be taken at the Annual Meeting for the election of these nominees. All 11 nominees currently serve on the Board.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2020

The following information describes the offices held, other business directorships and the term of service of each director nominee.

Name	Age	Principal Occupation and Other Information
Keith A. Cline	50	Keith A. Cline has served as a Director of the Company since May 2017 and as the President and Chief Executive Officer of the Company since the Company’s spin-off from La Quinta Holdings Inc. (“LQH Parent”). Mr. Cline previously served as the President and Chief Executive Officer of LQH Parent since February 18, 2016, after serving as LQH Parent’s Interim President and Chief Executive Officer since September 15, 2015. Mr. Cline previously served on the LQH Parent board since September 2015. From January 2013 until November 2015, Mr. Cline was LQH Parent’s Executive Vice President and Chief Financial Officer. From 2011 to 2013, prior to joining LQH Parent, Mr. Cline was Chief Administrative Officer and Chief Financial Officer at Charming Charlie, Inc. and, from 2006 to 2011, Mr. Cline was Senior Vice President of Finance at Express, Inc. Mr. Cline began his career at Arthur Andersen & Company and held financial leadership roles at The J.M. Smucker Company, FedEx Custom Critical and Limited Brands. Mr. Cline is a summa cum laude graduate of the University of Akron with a B.S. in Accounting and a M.B.A. in Finance.

James R. Abrahamson	64	James R. Abrahamson has served as a Director of the Company since April 2018. Mr. Abrahamson previously served on the LQH Parent board since November 2015. Mr. Abrahamson most recently served as Chairman of Interstate Hotels & Resorts until its merger with Aimbridge Hospitality in October 2019, and previously also served as Interstate’s Chief Executive Officer until March 2017. Prior to joining Interstate in 2011, Mr. Abrahamson held senior leadership positions with InterContinental Hotels Group (“IHG”), Hyatt Corporation, Marcus Corporation and Hilton Worldwide. At IHG, where he served from 2009 to 2011, he was President of the Americas division, and at Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, Mr. Abrahamson led the Baymont Inns and Suites and Woodfield Suites hotels division consisting of approximately 200

Name	Age	Principal Occupation and Other Information
		properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise and management contract development for all Hilton brands, and he launched the Hilton Garden Inn brand. Mr. Abrahamson currently serves as an independent director on the board and is a member of the audit committee and the nominating and governance committee of BrightView Holdings Inc. and also serves as non-executive chairman of the board of Vici Properties Inc. Mr. Abrahamson previously served on the board, and served as board chair in 2015 and 2016, of American Hotel and Lodging Association and previously served on the board, and served as board chair in 2013 and 2014, of U.S. Travel Association. He holds a degree in Business Administration from the University of Minnesota.

Glenn Alba	48	Glenn Alba has served as a Director of the Company since April 2018. Mr. Alba previously served on the LQH Parent board since 2013 and on the boards of directors of certain of LQH Parent’s predecessor entities since 2006. Mr. Alba is the Founder and President of Opterra Capital, a real estate investment sponsor and operating partner, capital markets advisor and asset manager with significant experience in all sectors of commercial real estate. Mr. Alba was previously a Managing Director in the Real Estate Group of Blackstone based in New York until July 2017. At Blackstone, which Mr. Alba joined in 1997, he was involved in the asset management of a broad range of Blackstone’s real estate investments in the U.S. and Europe including office, hotel, multi-family and industrial assets. While based in the London office from 2001 to 2004, Mr. Alba managed a diverse set of assets in London, Paris and other cities in France as well as portfolio investments across Germany. More recently, Mr. Alba was primarily involved in the hotel sector with management responsibility for various full-service and limited service hotels in the LXR Luxury Resorts portfolio and for us as well as global portfolio management duties. Mr. Alba received a B.S. in Accounting from Villanova University. Mr. Alba currently serves as a member of the President’s Advisory Council and the Real Estate Advisory Council at Villanova University.

Jean M. Birch	60	Jean M. Birch has served as a Director of the Company since September 2018. Ms. Birch served as President and Chief Executive Officer of Papa Murphy’s Holdings, Inc., an operator and franchisor of a take and bake pizza brand, from December 2016 until July 2017. Prior to that, from 2009 to 2012, Ms. Birch served as President of IHOP Restaurants, Inc., a division of DineEquity, Inc., where she repositioned and focused IHOP’s brand and launched a new marketing campaign and innovative culinary strategy to include health and wellness. Ms. Birch served as President of Romano’s Macaroni Grill from January 2005 to August 2007 and President of Corner Bakery Café from August 2003 to December 2004, both divisions of Brinker International, Inc. From 1991 to 2003, Ms. Birch held various roles with YUM! Brands, Inc., a global quick service restaurant company, including VP, Operations for Taco Bell, Inc. and Senior Director, Concept Development for Pizza Hut, Inc. Ms. Birch has also served as the Chief Executive Officer and President of Birch Company, LLC, a small consulting practice, since 2007. She currently serves on the boards of directors of Jack in the Box Inc. and Forrester Research. Ms. Birch previously served on the boards of directors of Papa Murphy’s Holdings, Inc., and served as its board chair from 2016 until May 2019 when Papa Murphy’s was sold,

Name	Age	Principal Occupation and Other Information
		Darden Restaurants, Inc. from 2014 to 2016 and Cosi, Inc. from 2013 to 2016. Ms. Birch holds a B.A. from the University of Arizona and an Executive MBA from Southern Methodist University.

Alan J. Bowers	65	Alan J. Bowers has served as a Director of the Company since April 2018. Mr. Bowers previously served on the LQH Parent board since February 2014 and on the boards of directors of certain of LQH Parent’s predecessor entities since 2013. Mr. Bowers most recently served as President, Chief Executive Officer and a board member of Cape Success, LLC from 2001 to 2004 and of Marketsource Corporation from 2000 to 2001. From 1995 to 1999, Mr. Bowers served as President, Chief Executive Officer and a board member of MBL Life Assurance Corporation. Mr. Bowers held various positions, including Audit and Area Managing Partner, at Coopers & Lybrand, L.L.P. where he worked from 1978 to 1995 and also worked at Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers also serves on the boards of directors of Ocwen Financial Corporation and Walker & Dunlop, Inc. and previously served on the board of American Achievement Corp. Mr. Bowers holds a B.S. in Accounting, from Montclair State University and an M.B.A., Finance and Economics, from St. John’s University and is a Certified Public Accountant in New Jersey.

Giovanni Cutaia	47	Giovanni Cutaia has served as a Director of the Company since April 2018. Mr. Cutaia previously served on the LQH Parent board since November 2014. Mr. Cutaia is a Senior Managing Director and Global Head of Asset Management in the Real Estate Group of Blackstone. Prior to joining Blackstone in 2014, Mr. Cutaia was at Lone Star Funds where he was a Senior Managing Director and Co-Head of Commercial Real Estate Investments Americas from 2009 to 2014. Prior to Lone Star, Mr. Cutaia spent over 12 years at Goldman Sachs in its Real Estate Principal Investments Area as a Managing Director in its New York and London offices. Mr. Cutaia received a B.A. from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Alice E. Gould	58	Alice E. Gould has served as a Director of the Company since September 2018. Ms. Gould most recently led the Private Investments team at DUMAC, Inc., a professionally staffed investment office controlled by Duke University that manages over $18 billion of endowment and other Duke-related assets. While at DUMAC from 2004 until 2018, she led and oversaw investments in real estate, energy, venture capital and leveraged buyouts. Prior to joining DUMAC, Ms. Gould was a management consultant assisting senior executives in the technology, pharmaceutical, media and financial industries with strategic initiatives. She also worked for ten years at IBM where she managed product development, marketing and business planning. Ms. Gould holds a B.S. in Engineering from Duke University and an MBA from the Fuqua School of Business at Duke University.

B. Anthony Isaac	67	B. Anthony Isaac has served as a Director of the Company since April 2018. Mr. Isaac is Managing Director of TMI Shore Partnership L.P., acting as an advisor and investor to several venture funds and early stage companies. Before joining TMI Shore in May 2015, Mr. Isaac served as Senior Vice President, Select Development & Strategy for Hyatt Hotels Corp., where he worked on the integration of LodgeWorks Corp. and managed corporate/

Name	Age	Principal Occupation and Other Information
		franchise development of Hyatt’s Select Service Platform. From 2000 to its acquisition by Hyatt in 2011, Mr. Isaac was President of LodgeWorks. Prior to joining LodgeWorks, Mr. Isaac held leadership roles in a variety of hospitality companies including Summerfield Hotel Corporation, The Residence Inn Company and Marriott Corporation. Mr. Isaac previously served on the board of Westar Energy, where he also was chair of the finance committee, and was chairman of the board for the Via Christi Health System. Currently, he serves on the board of Evergy, the successor to Westar Energy and is chair of the finance committee and a member of the compensation committee. Additionally, he is a member of the board of advisors for Thayer Ventures, a hospitality venture capital fund. Mr. Isaac received a B.S. in civil engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Brian Kim	41	Brian Kim has served as a Director of the Company since April 2018. Mr. Kim previously served on the LQH Parent board since November 2014. Mr. Kim is a Managing Director in the Real Estate Group of Blackstone. Since joining Blackstone in 2008, Mr. Kim has played a key role in a number of Blackstone’s investments including the take private and subsequent sale of Strategic Hotels & Resorts, the acquisition of Peter Cooper Village / Stuyvesant Town and the creation of BRE Select Hotels Corp, Blackstone’s select service hotel platform. Prior to joining Blackstone, Mr. Kim worked at Apollo Real Estate Advisors, Max Capital Management Corp. and Credit Suisse First Boston. Mr. Kim has served as a board member, Chief Financial Officer, Vice President and Managing Director of BRE Select Hotels Corp since May 2013 and as Head of Acquisition and Capital Markets of Blackstone Real Estate Income Trust, Inc. since January 2017. Mr. Kim received an AB in Biology from Harvard College where he graduated with honors.

David Loeb	59	David Loeb has served as a Director of the Company April 2018. Mr. Loeb is Founder and Managing Director of Dirigo Consulting LLC, which advises hotel and real estate businesses, including hotel REITs, on strategy and capital markets execution. From 2006 to 2017, Mr. Loeb was a Senior Research Analyst, Managing Director covering real estate for Robert W. Baird & Co., where he specialized in lodging and office companies. Mr. Loeb has specialized in real estate for over twenty years, as he published research on the lodging industry beginning in 1994. Prior to joining Baird, Mr. Loeb was Managing Director in Real Estate Research at Freidman Billings Ramsey and a Vice President, Research Analyst with Credit Lyonnais Securities, The Chicago Corporation and Oppenheimer & Co., Inc. Mr. Loeb received a B.A. in psychology and sociology from Brandeis University and an M.B.A. in finance and accounting from the Olin School of Business at Washington University in St. Louis.

Name	Age	Principal Occupation and Other Information
Mitesh B. Shah	50	Mitesh B. Shah has served as a Director and as Chairperson of the Company since April 2018. Mr. Shah previously served on the LQH Parent board since February 2014, as Chairperson of the LQH Parent board since November 2014 and on the boards of directors of certain of LQH Parent’s predecessor entities since 2013. Mr. Shah currently serves as Chief Executive Officer and Senior Managing Principal of Noble Investment Group, which he founded in 1993 and which specializes in making opportunistic investments in the lodging and hospitality real estate sector. Mr. Shah is a member of the franchise and owners board for Hyatt Hotels Corporation and is a member of the Industry Real Estate Finance Advisory Council of the American Hotel and Lodging Association. Mr. Shah is serving his third term as a member of the Board of Trustees of Wake Forest University. In addition, he is an executive committee member of Woodward Academy. Mr. Shah holds a Bachelor of Arts in Economics from Wake Forest University.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors manages or directs our business and affairs, as provided by Maryland law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Capital Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board of Directors is not classified and each of our directors is subject to re-election annually;

•

under our Corporate Governance Guidelines, directors (other than directors designated pursuant to the stockholders’ agreement) who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to our Board of Directors;

•

we have fully independent Audit, Compensation and Nominating and Corporate Governance Committees and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•

we do not have a stockholder rights plan, and if our Board of Directors were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board of Directors would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year;

•	we have opted out of the Maryland business combination and control share acquisition statutes, and in the future cannot opt in without stockholder approval; and

•	we have implemented a range of other corporate governance best practices.

The stockholders agreement described under “Transactions with Related Persons—Stockholders Agreement” provides that Blackstone has the right to nominate to our Board of Directors a number of designees approximately equal to the percentage of voting power of all shares of our capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, we have two directors on our Board who are current employees of Blackstone and who were recommended by Blackstone as director nominees pursuant to the stockholders agreement (Messrs. Cutaia and Kim), and we have one director on our Board who is a retired employee of Blackstone (Mr. Alba). The provisions of the stockholders agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board of Directors, unless Blackstone requests that they terminate at an earlier date.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has affirmatively determined that each of Messrs. Abrahamson, Bowers, Cutaia, Isaac, Kim, Loeb and Shah and Mses. Birch and Gould is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Abrahamson, Bowers, Loeb and Shah and Ms. Birch is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Abrahamson, Bowers, Cutaia and Shah and Ms. Gould is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In making its independence determinations, our Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In recommending that, or determining whether, members of the Board should stand for re-election, the Nominating and Corporate Governance Committee also may assess the contributions of incumbent directors in the context of the Board evaluation process and other perceived needs of the Board.

In addition to the process described above, the Nominating and Corporate Governance Committee also nominates a number of individuals designated by Blackstone as required under the provisions of the stockholders agreement described under “Transactions With Related Persons—Stockholders Agreement.” Each of Messrs. Cutaia and Kim were recommended by Blackstone as director nominees pursuant to the stockholders agreement.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics:

•	Mr. Abrahamson—his significant executive management experience in the hospitality industry, including his experience in hotel management.

•

Mr. Alba—his prior affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, his experience in working with the management of various other companies owned by Blackstone’s funds, including in the hospitality industry, his experience with real estate investing and his extensive financial background.

•	Ms. Birch—her executive management experience and her franchising experience, as well as her marketing experience.

•	Mr. Bowers—his experience in accounting and executive management, including his substantial experience on the audit committees of private and public companies alike.

•

Mr. Cline—his extensive financial background. Furthermore, we also considered how his additional role as our President and Chief Executive Officer would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

•

Mr. Cutaia—his affiliation with Blackstone, his significant experience in working with companies in the real estate industry, his experience involving oversight of real estate assets, his experience with real estate investing and his extensive financial background.

•	Ms. Gould—her significant experience in marketing, business planning, and strategy as well as her asset management experience.

•	Mr. Isaac— his significant executive management experience in the hospitality industry, including his experience in managing corporate/franchise development.

•

Mr. Kim—his affiliation with Blackstone, his significant experience in working with companies in the real estate industry, his experience with real estate management and investing and his extensive financial background.

•

Mr. Loeb—his experience advising real estate businesses, including hotel REITs, on strategy and capital markets execution and his significant experience in real estate, including as an analyst covering real estate.

•	Mr. Shah—his experience with investing in the lodging and hospitality real estate sector and his significant experience in the hospitality industry, including with respect to franchising.

This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, CorePoint Lodging Inc., at 125 East John Carpenter Freeway, Suite 1650, Irving, Texas 75062. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2021 Annual Meeting.”

Board Structure

Our Board of Directors is led by Mr. Shah, our Chairperson. The Chief Executive Officer position is separate from the Chairperson position. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Shah serves as Chairperson, while Mr. Cline serves as our Chief Executive Officer and President. Our Board of Directors believes this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Shah’s attention to Board of Directors and committee matters allows Mr. Cline to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. Our Chairperson, Mr. Shah, presides at the executive sessions.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including the chairperson of our Board of Directors and each of the Audit, Compensation or Nominating and Corporate Governance Committees or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, at 125 East John Carpenter Freeway, Suite 1650, Irving, Texas 75062, who will forward such communication to the appropriate party.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2019.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Capital Committee
James R. Abrahamson	X	Chair
Glenn Alba				Chair
Jean M. Birch	X		X
Alan J. Bowers	Chair	X	X
Giovanni Cutaia		X		X
Alice E. Gould		X	X
B. Anthony Isaac			Chair	X
Brian Kim			X
David Loeb	X			X
Mitesh B. Shah	X	X		X
Number of meetings held in 2019:	7	5	2	6

All directors are expected to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2019, the Board held five meetings. In 2019, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he or she served as a member of the Board or such committee. All 11 of our directors attended our annual meeting of stockholders in 2019.

Audit Committee

Our Audit Committee consists of Messrs. Abrahamson, Bowers, Loeb and Shah and Ms. Birch, with Mr. Bowers serving as chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that Alan J. Bowers qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.corepoint.com under Investors: Corporate Governance: Governance Documents: Charter of the Audit Committee of the Board of Directors, and include oversight of the following:

•	the adequacy and integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements in connection with the foregoing.

The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.

The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.

Compensation Committee

Our Compensation Committee consists of Messrs. Abrahamson, Bowers, Cutaia and Shah and Ms. Gould, with Mr. Abrahamson serving as chair. Each of Messrs. Abrahamson, Bowers, Cutaia and Shah and Ms. Gould has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.corepoint.com under Investors: Corporate Governance: Governance Documents: Charter of the Compensation Committee of the Board of Directors, and include the following:

•

the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long-term success of the Company;

•	oversight of the goals, objectives and compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals;

•	oversight of the compensation of our other executives and non-management directors; and

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other laws, as applicable.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to team members other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of incorporation. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

Our Compensation Committee has been responsible for making all executive compensation determinations. Mr. Cline works closely with the Compensation Committee in managing the executive compensation program and attends some meetings of the Compensation Committee. He does not participate in the determination of his own compensation.

In 2019, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to advise the Compensation Committee with respect to executive officer compensation, including executive and non-employee director compensation programs, individual compensation levels, the peer companies used to assess compensation levels and marketplace trends in executive compensation. FW Cook does not provide any services to the Company other than advising on executive officer compensation. In February 2020, the Compensation Committee determined that FW Cook is independent from management and that FW Cook’s work has not raised any conflicts of interest.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Bowers, Isaac and Kim and Mses. Birch and Gould, with Mr. Isaac serving as chair. Each of Messrs. Bowers, Isaac and Kim and Mses. Birch and Gould has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.corepoint.com under Investors: Corporate Governance: Governance Documents: Charter of the Nominating and Corporate Governance Committee of the Board of Directors, and include the following:

•	advise our Board of Directors concerning the appropriate composition and qualifications of our Board of Directors and its committees;

•	identify individuals qualified to become board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the board to serve on the various committees of the Board;

•	develop and recommend to the Board a set of corporate governance principles and assist the Board in complying with them; and

•	oversee the evaluation of the Board, the Board’s committees and management.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.

Capital Committee

Our Capital Committee consists of Messrs. Alba, Cutaia, Isaac, Loeb and Shah, with Mr. Alba serving as chair. The purpose and responsibilities of the Capital Committee are set forth in its charter, which may be found at www.corepoint.com under Investors: Corporate Governance: Governance Documents: Charter of the Capital Committee of the Board of Directors, and include providing assistance to the Board of Directors with respect to the oversight of:

•	investments in or dispositions of real estate assets proposed by the Company’s management;

•	capital deployment to owned real estate assets;

•	the performance and valuations of the Company’s real estate assets and real estate investment portfolios; and

•	periodic review of the Company’s real estate investment policies, strategies, programs and procedures.

The charter of the Capital Committee permits the committee to delegate any or all of its authority to one or more subcommittees consisting of one or more non-management members.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Capital Committee charters, and other corporate governance information are available on our website at www.corepoint.com under Investors: Corporate Governance. Any stockholder also may request them in print, without charge, by contacting the Secretary of CorePoint Lodging Inc., at 125 East John Carpenter Freeway, Suite 1650, Irving, Texas 75062.

Code of Business Conduct & Ethics

We maintain a Code of Business Conduct & Ethics that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior officers. The Code of Business Conduct & Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct & Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct & Ethics may be found on our website at www.corepoint.com under Investors: Corporate Governance: Governance Documents: Code of Business Conduct & Ethics.

We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct & Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and related risks and summarizes for the Board areas of risk (including cyber risk) and any mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.

Clawback Policy

We have adopted a clawback policy for incentive compensation. The Compensation Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. Under the policy, if the Compensation Committee determines that incentive compensation of its current and former Section 16 officers (or any other employee designated by the Board or the Compensation Committee) was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), and such restatement was caused or contributed, directly or indirectly, by such employee’s fraud, willful misconduct or gross negligence, then the Compensation Committee will determine, in its discretion, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded during the three-year period preceding the date on which the Company is required to prepare the restatement.

Stock Ownership Policy

We have a stock ownership policy for our non-employee directors and executive officers, which provides that each of our non-employee directors and executive officers are expected to acquire ownership of the following amounts of stock within five years of the later of (x) the date on which we made our first broad-based equity incentive grants following the distribution of the Company’s common stock to stockholders of LQH Parent (with respect to our Chief Executive Officer and executive officers) or our first annual grant to non-employee directors or (y) the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer: 4 times annual base salary

•	All other executive officers: 2 times annual base salary

•	Non-employee directors: 5 times annual cash retainer

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and employees (including officers) from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy also prohibits the pledging of Company securities.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers other than Mr. Cline, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2020.”

Name	Age	Principal Occupation and Other Information

Mark M. Chloupek	48	Mark M. Chloupek has served as the Company’s Executive Vice President, Secretary and General Counsel since its spin-off from LQH Parent. Mr. Chloupek previously served as Executive Vice President and General Counsel of LQH Parent since 2006 and was named Secretary in 2013. Prior to joining LQH Parent, from 1999 through 2006, Mr. Chloupek served as Vice President and Senior Vice President and Chief Counsel of Operations for Wyndham International, Inc. Prior to joining Wyndham, from 1996 to 1999, Mr. Chloupek worked for Locke Lord LLP (formerly Locke Purnell Rain Harrell—a professional corporation). Additionally, Mr. Chloupek currently serves on the board of the Dallas Chapter of the Juvenile Diabetes Research Foundation and formerly served on the board of The Texas General Counsel Forum. Mr. Chloupek received a B.A. in economics from the College of William and Mary, where he graduated Phi Beta Kappa and summa cum laude, and received a J.D. from the University of Virginia School of Law.

Daniel E. Swanstrom II	43	Daniel E. Swanstrom II has served as the Company’s Executive Vice President and Chief Financial Officer since its spin-off from LQH Parent. Mr. Swanstrom previously served as Executive Vice President and Chief Financial Officer of Monogram Residential Trust, Inc., a publicly traded multifamily real estate investment trust, from 2015 to 2017. Prior to Monogram, Mr. Swanstrom worked at Morgan Stanley from 2006 to 2015 and served in a variety of capacities, most recently as Executive Director in the Real Estate Investment Banking Division from 2013 to 2015. From 2002 to 2004, Mr. Swanstrom was at AEW Capital Management, a real estate investment manager, most recently as an Assistant Vice President. From 1999 to 2002, Mr. Swanstrom was in the Assurance and Advisory Services Group at Deloitte & Touche LLP, most recently as senior accountant. Mr. Swanstrom received a B.S. in Accounting from Boston College and an M.B.A. from the University of North Carolina at Chapel Hill. Mr. Swanstrom is also a certified public accountant (inactive).

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2020.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2019 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table summarizes fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual consolidated financial statements for the years ended December 31, 2019 and 2018:

	2019	2018
Audit fees(1)	$1,857,000	$1,380,000
Audit-related fees(2)	—	937,000
Tax fees(3)	1,408,000	268,000
All other fees	—	—
Total:	$3,265,000	$2,585,000

(1)

Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of financial statements, comfort letters and other services related to SEC matters. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)

Includes fees billed in 2018 for services performed that are related to the Company’s SEC filings (including costs relating to the Company’s spin-off from LQH Parent in May 2018) and other research and consultation services.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.

All of the services shown in this table were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and, subject to the next sentence, pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. As part of such procedures, the Audit Committee has delegated to its chair the authority to review and pre-approve any such services in between the Audit Committee’s regular meetings. Any such pre-approval will be subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

James R. Abrahamson

Jean M. Birch

Alan J. Bowers, Chair

David Loeb

Mitesh B. Shah

EXECUTIVE AND DIRECTOR COMPENSATION

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. As a result, we are permitted to and rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included compensation information for only our principal executive officer and our two next most highly compensated executive officers serving at fiscal year-end, plus one individual who would have been one of our two next most highly compensated executive officers had he been serving at fiscal year-end, and have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the Summary Compensation Table and the Outstanding Equity Awards table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” of say-on-pay votes.

We will remain an emerging growth company until the earliest to occur of: (i) December 31, 2023; (ii) the last day of the fiscal year during which our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which we become a “large accelerated filer,” which means that we have been public for at least 12 months, have filed at least one annual report and the market value of our voting and non-voting common equity held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Executive Compensation

On May 30, 2018, we were spun off from La Quinta Holdings Inc. (“LQH” and, exclusive of its subsidiaries, “LQH Parent”) as part of a plan approved by LQH Parent’s board of directors to spin off its hotel ownership business into an independent, publicly traded company prior to the merger of LQH Parent with a wholly-owned subsidiary of Wyndham Worldwide Corporation (“Wyndham”). As part of LQH, we were not historically a separate division or managed as a separate business. Therefore, we did not have any of our own executive officers prior to our spin-off from LQH as LQH Parent’s executive officers operated the combined business.

Each of our President and Chief Executive Officer, Keith A. Cline; our Executive Vice President, Secretary and General Counsel, Mark M. Chloupek; and our former Executive Vice President and Chief Operating Officer, John W. Cantele; was employed by LQH Parent prior to the spin-off on May 30, 2018. Accordingly, the compensation presented prior to May 30, 2018 is their compensation by LQH Parent. We have also presented the terms of their compensation by us, which became effective upon the spin-off, below, along with the terms of our executive compensation programs that became effective upon the spin-off. We refer to Messrs. Cline, Chloupek, and Cantele, together with Daniel E. Swanstrom II, our Executive Vice President and Chief Financial Officer, as our “Named Executive Officers,” or “NEOs.”

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the NEOs for their service for the fiscal years indicated. Prior to May 30, 2018, for Messrs. Cline, Chloupek and Cantele such amounts were paid by LQH for service to LQH Parent. Beginning May 30, 2018, such amounts were paid by us for service to us.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Keith A. Cline	2019	795,675	—	2,240,547	1,180,841	14,632	4,231,695
President and Chief Executive Officer	2018	824,881	937,500	6,859,064	942,835	13,503	9,577,783

Daniel E. Swanstrom II	2019	475,000	—	886,928	704,936	11,200	2,078,064
Executive Vice President and Chief Financial Officer	2018	294,135	300,000	2,100,061	279,795	11,000	2,984,991

Mark M. Chloupek	2019	412,000	—	786,880	611,439	14,948	1,825,267
Executive Vice President, Secretary and General Counsel	2018	427,122	456,250	2,523,845	488,200	15,320	3,910,737

John W. Cantele(4)	2019	191,194	—	786,880	—	2,294,683	3,272,757
Former Executive Vice President and Chief Operating Officer	2018	528,565	445,313	3,000,016	604,147	19,200	4,597,241

(1)

Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The fiscal 2019 stock awards consist of the grants of time-vesting restricted stock awards and performance-vesting restricted stock unit award (“PSUs”) issued under the CorePoint Lodging Inc. 2018 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). Terms of the fiscal 2019 stock awards are summarized in the “Narrative to Summary Compensation Table” below. The assumptions made when calculating the amounts are found in Note 11: “Equity-Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The final value of the PSUs granted in fiscal 2019 will be determined subject to achievement under the relative total shareholder return measure. As the PSUs are only subject to market conditions and a service period requirement as defined under Topic 718, they have no maximum grant date fair values that differ from the fair values presented in the table.

(2)	Amounts in this column for fiscal 2019 include the amounts earned under the STI Plan (as defined below). See “Narrative to Summary Compensation Table—2019 Annual Cash Incentive Compensation.”
(3)

All other compensation for fiscal 2019 includes 401(k) matching contributions of $11,200 for Mr. Cline, $11,200 for Mr. Swanstrom, $11,200 for Mr. Chloupek and $9,099 for Mr. Cantele. Amounts shown for Mr. Cantele include severance payments pursuant to his separation and release agreement of $2,281,251. For a description of the terms of Mr. Cantele’s Separation and Release agreement, see “Potential Payments upon Termination or Change in Control” below. In addition, for Messrs. Cline, Chloupek and Cantele, perquisites and other personal benefits included an employer-paid executive physical. The amount shown in this column for Mr. Chloupek in 2018 has been adjusted to reflect $4,374 of 401(k) matching contributions earned by Mr. Chloupek in 2018 but not paid to him in 2018 due to administrative error. This amount was subsequently paid to Mr. Chloupek in 2019.

(4)	Mr. Cantele’s employment with the Company terminated on May 15, 2019.

Narrative to Summary Compensation Table

Employment Agreements

In April 2018, in connection with his appointment as President and Chief Executive Officer of the Company, we entered into an offer letter, dated April 13, 2018, with Mr. Cline (the “Cline Offer Letter”), effective as of the spin-off. In May 2018, in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company, we entered into an offer letter, dated May 5, 2018, with Mr. Swanstrom (the “Swanstrom Offer Letter”), effective as of the spin-off. In April 2018, in connection with his appointment as Executive Vice President and Chief Operating Officer of the Company, we entered into an offer letter, dated April 13, 2018, with Mr. Cantele (the “Cantele Offer Letter”), effective as of the spin-off. In addition, we entered into a separation and release agreement, effective as of May 15, 2019, with Mr. Cantele (the “Separation and Release Agreement”) in connection with his termination from the Company, which agreement is described below under “Potential Payments upon Termination of Change in Control.” We also assumed Mr. Chloupek’s employment agreement with LQH Parent, dated as of August 20, 2003, as amended August 17, 2005, upon the consummation of the spin-off in connection with his appointment as Executive Vice President, Secretary and General Counsel of the Company.

Mr. Cline

In connection with his appointment as President and Chief Executive Officer of the Company, we entered into the Cline Offer Letter with Mr. Cline, effective as of the spin-off. The Cline Offer Letter provides that Mr. Cline is employed with the Company as our President and Chief Executive Officer with the following compensation and benefits: (i) an annual base salary of $795,675, subject to increase (but not decrease); (ii) an annual bonus opportunity with a target amount equal to 100% of his base salary, with the actual bonus amount based upon achievement of Company and individual performance targets established by our Compensation Committee for the fiscal year to which the bonus relates; (iii) eligibility to receive annual grants under our Omnibus Incentive Plan in amounts and in a form determined by the compensation committee, provided that, for the 2018 fiscal year, Mr. Cline’s long-term incentive award would have a target value of $3 million; (iv) a one-time grant of restricted stock with a grant date value equal to $1.875 million, and which vests on the third anniversary of the date of grant; and (v) a one-time grant of restricted stock with a grant date value equal to $1.875 million, and which vests on the fourth anniversary of the date of grant. The 2018 annual long-term incentive award and both of the one-time restricted stock awards were granted to Mr. Cline effective on the day following the consummation of the spin-off. The Cline Offer Letter also provides that Mr. Cline will participate in the CorePoint Lodging Inc. Executive Severance Plan (the “Executive Severance Plan”), in accordance with its terms.

Mr. Swanstrom

In connection with his employment with the Company, we entered into the Swanstrom Offer Letter. The Swanstrom Offer Letter provides that effective as of the spin-off, Mr. Swanstrom would be appointed Executive Vice President and Chief Financial Officer of the Company and provides him with the following compensation and benefits: (i) an annual base salary of $475,000, subject to increase (but not decrease); (ii) an annual bonus opportunity with a target amount equal to 100% of his base salary, with the actual bonus amount based upon achievement of Company and individual performance targets established by our compensation committee and our Chief Executive Officer for the fiscal year to which the bonus relates; (iii) a lump-sum cash signing bonus equal to $300,000, subject to repayment upon certain terminations of employment prior to May 21, 2019; (iv) eligibility to receive annual grants under our Omnibus Incentive Plan in amounts and in a form determined by our compensation committee, provided that, for the 2018 fiscal year, Mr. Swanstrom’s long-term incentive award would have a target value of $900,000; (v) a one-time grant of restricted stock with a grant date value equal to $600,000, and which vests on the third anniversary of the date of grant; and (vi) a one-time grant of restricted stock with a grant date value equal to $600,000, and which vests on the fourth anniversary of the date of grant.

The Swanstrom Offer Letter also provides that Mr. Swanstrom will participate in the Executive Severance Plan, in accordance with its terms. The 2018 annual long-term incentive award and both of the one-time restricted stock awards were granted to Mr. Swanstrom effective on the day following the consummation of the spin-off.

Mr. Chloupek

Mr. Chloupek’s employment agreement, dated as of August 20, 2003, as amended August 17, 2005, provides that he is to serve as Senior Vice President, is eligible to receive a base salary (which was increased to $412,000 as of February 26, 2018), and is eligible to receive a cash incentive compensation award, which amounts shall be determined by the Compensation Committee. The employment agreement provides for an initial three-year employment term that extends automatically for additional one-year periods, unless we or Mr. Chloupek elects not to extend the term.

Mr. Cantele

In connection with his appointment as Executive Vice President and Chief Operating Officer of the Company, we entered into the Cantele Offer Letter with Mr. Cantele, effective as of the spin-off. The Cantele Offer Letter provided that Mr. Cantele was employed with the Company as our Executive Vice President and Chief Operating Officer with the following compensation and benefits: (i) an annual base salary of $509,850, subject to increase (but not decrease); (ii) an annual bonus opportunity with a target amount equal to 100% of his base salary, with the actual bonus amount based upon achievement of Company and individual performance targets established by our Compensation Committee and our Chief Executive Officer for the fiscal year to which the bonus relates; (iii) eligibility to receive annual grants under our Omnibus Incentive Plan in amounts and in a form determined by our Compensation Committee, provided that, for the 2018 fiscal year, Mr. Cantele’s long-term incentive award would have a target value of $900,000; (iv) a one-time grant of restricted stock with a grant date value equal to $1.05 million, and which vests on the third anniversary of the date of grant; and (v) a one-time grant of restricted stock with a grant date value equal to $1.05 million, and which vests on the fourth anniversary of the date of grant. The 2018 annual long-term incentive award and both of the one-time restricted stock awards were granted to Mr. Cantele effective on the day following the consummation of the spin-off. The Cantele Offer Letter also provided that Mr. Cantele would participate in the Executive Severance Plan, in accordance with its terms.

Mr. Cantele ceased to serve as the Company’s Executive Vice President and Chief Operating Officer and left the Company May 15, 2019. For a description of the terms of Mr. Cantele’s Separation and Release agreement, see “Potential Payments upon Termination or Change in Control” below.

2019 Equity Awards

In March 2019, the Company granted annual long-term incentive awards (the “2019 LTI Awards”) to the NEOs composed of time-vesting restricted stock and PSUs pursuant to the Company’s Omnibus Incentive Plan. The table below sets forth the total target value of the 2019 LTI Awards as well as the fair market value on the grant date of the time-vesting restricted stock awards and the target value of the PSUs, assuming that the target level of performance is achieved.

Name	Total Target Value	Restricted Stock Value	Target PSU Value
Keith A. Cline	$2,800,000	$1,120,000	$1,680,000
Daniel E. Swanstrom II	$900,000	$360,000	$540,000
Mark M. Chloupek	$900,000	$360,000	$540,000
John W. Cantele	$900,000	$360,000	$540,000

In addition, Messrs. Swanstrom, Chloupek and Cantele were each granted one-time PSU awards in the target amounts of $250,000, $100,000 and $100,000, respectively.

Time-vesting restricted stock awards. The time-vesting restricted stock awards (“Annual RSAs”) vest in three equal annual installments beginning on December 15, 2019, subject to the NEO’s continued employment with the Company through each vesting date. The vesting terms of the Annual RSAs upon termination or a change in control are summarized below in “Potential Payments upon Termination or Change in Control.”

PSUs. The PSUs are divided into two equal tranches, one of which (“Tranche I”) vests based the Company’s total shareholder return relative to a peer group (“Relative TSR”) and one of which (“Tranche II”) vests based on the Company’s absolute total shareholder return (“Absolute TSR”), in each case over specified performance periods. The performance period for 50% of each tranche begins on the grant date and ends on the second anniversary of the grant date. The performance period for the other 50% of each tranche begins on the grant date and ends on the third anniversary of the grant date. The multiple performance periods for the 2019 PSUs are intended to provide an initial transition as the PSU program ramps up. The 2020 PSU grants have a three-year performance period.

Absolute TSR is calculated as the appreciation in the price per share of the Company’s common stock during the performance period (assuming dividends are reinvested), expressed as a percentage, and Relative TSR is based on the percentile rank of the Company’s Absolute TSR against the Absolute TSRs of the peer companies set forth below, which companies are constituents of the SNL US Hotel REIT Index.

PEER COMPANIES
Apple Hospitality REIT	Park Hotels & Resorts
Ashford Hospitality Trust	Pebblebrook Hotel Trust
Braemar Hotels & Resorts	RLJ Lodging Trust
Chatham Lodging Trust	Ryman Hospitality Properties
Chesapeake Lodging Trust	Service Properties Trust
Condor Hospitality Trust	Sotherly Hotels Inc.
DiamondRock Hospitality Co.	Summit Hotel Properties Inc.
Hersha Hospitality Trust	Sunstone Hotel Investors
Host Hotels & Resorts	Xenia Hotels & Resorts

A constituent listed above will be removed from the Relative TSR comparison group if: (i) during the applicable performance period, the company makes a public disclosure of its intent or agreement to enter into a merger or sale with another company, after which it will no longer be listed on a securities exchange; or (ii) it is not listed on a securities exchange for the entire applicable performance period; provided, that a company that becomes subject to a proceeding as a debtor under the U.S. Bankruptcy Code during the applicable performance period will be included with TSR equal to negative one hundred percent (-100%).

The actual number of PSUs that become vested based on each performance measure is based on an achievement factor which, in each case, ranges from 0% of the target number of PSUs for below threshold performance to 50% of the target number of PSUs for threshold performance, to 100% of the target number of PSUs for target performance, to 175% of the target number of PSUs for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage will be interpolated on a linear basis. Notwithstanding the foregoing, if Absolute TSR is negative, the maximum payout with respect to Relative TSR PSUs is 100% of the target number of Relative TSR PSUs. Following the last day of the applicable performance period, the Compensation Committee will calculate the payout with respect to each tranche and the PSUs do not vest until the Compensation Committee certifies in writing the extent to which the applicable performance conditions have been met.

The vesting terms of the PSUs upon termination or a change in control are summarized below in “Potential Payments upon Termination or Change in Control.”

2019 Annual Cash Incentive Compensation

2019 Short Term Incentive Plan. In March 2019, the Company granted cash incentive awards to the NEOs under our Short Term Incentive Plan for Section 16 Officers for the year ended December 31, 2019 (the

“STI Plan” and such awards, the “2019 STI Awards”). Our STI Plan compensated and rewarded successful achievement of short-term strategic priorities that were designed to maximize the Company’s performance and drive shareholder value. The payments to the NEOs under the 2019 STI Awards were based on a combination of the financial performance of the Company (65% of the total award opportunity) and strategic objectives (35% of the total award opportunity). For each performance component, payments to the NEOs under the 2019 STI Awards, expressed as a percentage of an NEO’s base salary, could range from 0% for below threshold performance, to 50% for threshold performance, to 100% for target performance, and to a maximum of 200%, subject to an NEO’s continued employment with the Company or a subsidiary of the Company on the payment date.

The financial component of each NEO’s 2019 STI Award opportunity was based on Adjusted Funds from Operations (“AFFO”) per share, where AFFO is defined as Funds from Operations (as defined by the National Association of Real Estate Investment Trusts) adjusted for certain items, such as stock-based compensation expense, noncash tax expense, amortization of debt issuance costs, nonrecurring general and administrative expense and business interruption proceeds, as well as other items as the Compensation Committee determined were appropriate and consistent with the purpose and intent of the 2019 STI Awards. Adjustments specific to the 2019 STI Plan included, among other things (a) inclusion of certain payments to the Company pursuant to the Wyndham Settlement (as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019), (b) adjustments for the impact of hotels sold during the year and (c) exclusion of the effect of the Company’s bonus accruals.

The strategic objective component of each executive’s 2019 STI Award opportunity was based on the number of hotels sold by the Company during the 2019. For purposes of determining the number of hotels sold, if the Company entered into a definitive transaction agreement for the sale of a hotel prior to the end of the calendar year and the applicable deposit made in connection with such sale was non-refundable, the sale of such hotel was included in the number of hotels sold during the performance period.

The following tables sets forth the threshold, target and maximum performance targets for each of the financial component and the strategic objective component, as well as the payout percentage for each category.

	Threshold	Target	Maximum
AFFO per share (weighted 65%)	$1.78	$2.00	$2.26
Number of Hotels Sold (weighted 35%)	25	35	45
Payout Percentage	50%	100%	200%

To the extent that actual performance fell between the specified threshold, target and maximum performance levels for each of the financial performance and strategic objective metrics, the resulting payout percentage was determined using linear interpolation.

The following table shows the actual results based on the Company’s fiscal 2019 performance and the payout percentages with respect to each of the financial component and the strategic objective component.

	AFFO per share	Number of Hotels Sold
Actual Performance	$2.05	79
Payout Percentage	120.63%	200%

Actual amounts paid under the 2019 STI Awards to our NEOs other than Mr. Cantele were calculated by multiplying the NEO’s base salary by his target bonus percentage and a weighted achievement factor based on the Company’s performance against the financial component targets and the strategic objective targets. Based on the performance achieved, each of the NEOs other than Mr. Cantele earned an annual bonus for 2019 under the STI Plan as follows, which amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table:

Name	2019 base salary	Target bonus as a percentage of base salary	Target bonus potential	Achievement factor as a percentage of target	2019 STI Plan payout
Keith A. Cline	$795,675	100%	$795,675	148.41%	$1,180,841
Daniel E. Swanstrom II	$475,000	100%	$475,000	148.41%	$704,936
Mark M. Chloupek	$412,000	100%	$412,000	148.41%	$611,439

In connection with his termination in May 2019, Mr. Cantele became entitled to receive a lump sum payment of his STI Plan award, pro-rated for his months of service up to and including May 2019 and based on target performance, which amount ($212,438) is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Other Benefits and Perquisites

Our executives, including the NEOs, are eligible for specified benefits, such as group health, dental and disability insurance and employer-paid basic life insurance premiums on the same basis as all other employees. In addition, we provide limited perquisites to the NEOs, when determined to be necessary and appropriate, including employer-paid executive physical examinations.

The value of perquisites and other personal benefits provided to the NEOs is reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote.

Retirement Benefits

We maintain a tax-qualified 401(k) plan in which all of our employees, including the NEOs, are eligible to participate and under which we will match each employee’s contributions dollar-for-dollar up to 3% of such employee’s eligible earnings and $0.50 for every $1.00 for the next 2% of the employee’s eligible earnings. The maximum match available under our 401(k) Plan is 4% of the employee’s eligible earnings. All matching contributions by us are always fully vested.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards made to the NEOs as of December 31, 2019.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Keith A. Cline	256,391	2,738,256	80,153	856,034
Daniel E. Swanstrom II	81,372	869,053	37,692	402,551
Mark M. Chloupek	96,962	1,035,554	30,536	326,125
John W. Cantele(4)	—	—	1,777	18,978

(1)

Number of shares includes accrued dividend equivalent rights (“DERs”) which will vest upon the same schedule and under the same terms as the restricted stock grants to which they relate. Consists of the following outstanding restricted stock awards, including the following number of DERs:

Name	Award	Grant Date	Number (including DERs)	DERs	Vesting
Mr. Cline	2018 Annual RSA	5/31/2018	38,976	3,121	In full on December 15, 2020
	Three-Year Cliff-Vesting RSA	5/31/2018	73,084	5,855	In full on May 31, 2021
	Four-Year Cliff-Vesting RSA	5/31/2018	73,084	5,855	In full on May 31, 2022
	2019 Annual RSA	3/26/2019	71,247	—	Ratably on December 15, 2020 and December 15, 2021
Mr. Swanstrom	2018 Annual RSA	5/31/2018	11,693	937	In full on December 15, 2020
	Three-Year Cliff-Vesting RSA	5/31/2018	23,389	1,875	In full on May 31, 2021
	Four-Year Cliff-Vesting RSA	5/31/2018	23,389	1,875	In full on May 31, 2022
	2019 Annual RSA	3/26/2019	22,901	—	Ratably on December 15, 2020 and December 15, 2021
Mr. Chloupek	2018 Annual RSA	5/31/2018	11,693	937	In full on December 15, 2020
	Three-Year Cliff-Vesting RSA	5/31/2018	31,184	2,499	In full on May 31, 2021
	Four-Year Cliff-Vesting RSA	5/31/2018	31,184	2,499	In full on May 31, 2022
	2019 Annual RSA	3/26/2019	22,901	—	Ratably on December 15, 2020 and December 15, 2021

(2)	Values determined based on December 31, 2019 closing market price of our common stock of $10.68 per share.
(3)	Consists of the following outstanding PSUs:

Name	Grant Date	Tranche	Number
Mr. Cline	3/26/2019	Tranche I	40,077
	3/26/2019	Tranche II	40,076
Mr. Swanstrom	3/26/2019	Tranche I	18,846
	3/26/2019	Tranche II	18,846
Mr. Chloupek	3/26/2019	Tranche I	15,268
	3/26/2019	Tranche II	15,268
Mr. Cantele	3/26/2019	Tranche I	889
	3/26/2019	Tranche II	888

50% of the PSUs granted on March 26, 2019 will vest, if at all, based on the Company’s achievement of the Relative TSR performance measure (“Tranche I”) and 50% of such PSUs will vest, if at all, based on the Company’s achievement of the Absolute TSR performance measure (“Tranche II”), in each case over specified performance periods. The performance period for 50% of each tranche begins on March 26, 2019 and ends on March 26, 2021. The performance period for the other 50% of each tranche begins on March 26, 2019 and ends on March 26, 2022. The terms of the PSUs are summarized in “Narrative to Summary Compensation Table—2019 Equity Awards” above. As of December 31, 2019, the achievement levels with respect to Absolute TSR and Relative TSR were both below threshold. Accordingly, the number of Tranche I and Tranche II PSUs reported in the table reflect amounts based on threshold. The actual number of shares that will vest with respect to the PSUs is not yet determinable.

(4)

In connection with his termination in May 2019, all of Mr. Cantele’s time-vesting restricted stock awards either vested or were forfeited, however a prorated portion of Mr. Cantele’s PSUs remain outstanding and subject to continued vesting in accordance with the terms of the award agreement relating thereto.

Potential Payments upon Termination or Change in Control

Executive Severance Plan

On April 2, 2018 our Board of Directors adopted (which adoption was subsequently ratified by our Board of Directors on April 12, 2018) the Executive Severance Plan. The Executive Severance Plan offers severance and change in control benefits for employees of the Company at the level of Vice President and above, including the NEOs. The Executive Severance Plan provides for payment of severance and other benefits to eligible executives, including the NEOs, in the event of a termination of employment with us without cause or for good reason (each as defined in the Executive Severance Plan) (a “covered termination”), or in the event of a termination of employment as a result of retirement, death, or disability (as such terms are defined in the Executive Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in our favor and (ii) continued compliance with the executive’s confidentiality, non-interference and invention assignment obligations to us.

In the event of a covered termination, in addition to certain accrued obligations, the Executive Severance Plan provides for the following payments and benefits to the NEOs:

•	a lump-sum pro-rata bonus for the year of termination, based on actual performance;

•

a lump-sum payment equal to the sum of the executive’s (x) annual base salary and (y) bonus based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 1.5 for Messrs. Swanstrom, Cantele and Chloupek and 2.0 for Mr. Cline);

•

continued health insurance coverage at substantially the same level as provided immediately prior to such termination, at the same cost as generally provided to similarly situated active Company employees (the “welfare benefit”), for a period of 18 months for Messrs. Swanstrom, Cantele and Chloupek and 24 months for Mr. Cline; and

•	payment of, or reimbursement for, up to $10,000 in outplacement services within the three-year period following such termination (the “outplacement benefit”).

Notwithstanding the foregoing, in the event such covered termination occurs on or within the six-month period prior to, or within the two-year period following, the first to occur of (i) a change in control and (ii) a significant corporate event (each as defined in the Executive Severance Plan), in addition to certain accrued obligations, the Executive Severance Plan provides for the following payments and benefits to the NEOs:

•	a lump-sum pro-rata bonus for the year of termination, based on target performance;

•	the cash severance amount times the multiplier applicable to such executive (which is 2.0 for Messrs. Swanstrom, Cantele and Chloupek and 3.0 for Mr. Cline);

•	the welfare benefit for a period of 24 months for Messrs. Swanstrom, Cantele and Chloupek and 36 months for Mr. Cline; and

•	the outplacement benefit.

In the event of a termination with us as a result of the executive’s death or disability, in addition to certain accrued obligations, the Executive Severance Plan provides for the following payments and benefits to the NEOs: (i) a lump-sum bonus for the year of termination, based on target performance; and (ii) solely in the case of the executive’s disability, the welfare benefit for a period of 12 months. In the event of a termination with us as a result of the executive’s retirement, in addition to certain accrued obligations, the Executive Severance Plan provides for the payment of a lump-sum pro-rata bonus for the year of termination, based on actual performance, to eligible executives, which include the NEOs.

In addition, the Executive Severance Plan provides that, upon the first to occur of (i) a change in control and (ii) a significant corporate event, any unvested and outstanding award granted to the NEOs under our Omnibus Incentive Plan that is not continued, converted, assumed or replaced in connection with such change in control or significant corporate event will fully vest; provided, that, vesting for performance-based vesting awards (a) with market performance conditions will be based on actual performance and (b) with financial performance conditions will be based on target performance.

The Executive Severance Plan provides that if any payments and/or benefits due to a participant (including any NEO) under the Executive Severance Plan and/or any other arrangements will constitute “excess parachute payments” (as defined in Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”)), we will reduce the amount of payments under the Executive Severance Plan by the minimum amount necessary such that the present value of the participant’s “parachute payments” (as defined in Section 280G) is below 300% of such participant’s “base amount” (as defined in Section 280G), calculated in accordance with the Treasury Regulations promulgated under Section 280G; provided, however, in no event will the amount of any severance payments be reduced unless (a) the net after-tax amount of such payments and benefits as so reduced is greater than or equal to (b) the net after-tax amount of such payments and benefits without such reduction.

While Mr. Chloupek’s employment agreement contains severance terms applicable to him (as described below under “—Employment Agreement Provisions—Mr. Chloupek”), he is eligible to receive the above benefits under the Executive Severance Plan only to the extent that any amounts due and payable under the Executive Severance Plan are greater than and in addition to the amount due and payable to Mr. Chloupek under his employment agreement.

Mr. Cantele was eligible to receive the above benefits in connection with his termination in May 2019, which benefits were reflected in his Separation and Release Agreement, described below.

Employment Agreement Provisions—Mr. Chloupek

Pursuant to the terms of Mr. Chloupek’s employment agreement, upon a termination by us without “cause” or by Mr. Chloupek for “good reason” (each as defined in such employment agreement), and subject to his signing a general release of claims and his continued compliance with the restrictive covenants described below, he is entitled to severance payments in an amount equal to one and one-half times the sum of his average (A) annual base salary and (B) incentive compensation, in each case over the three immediately preceding fiscal years, payable over the 18-month period after his date of termination of employment (the “Severance Amount”). In the event Mr. Chloupek commences any employment during the 12-month period following the date of his termination of employment, we are entitled to reduce his remaining Severance Amount by 50% of the amount of any cash compensation received by him during such period. In addition, if Mr. Chloupek commences any employment during the six-month period following the first anniversary of his termination of employment, we are entitled to reduce his remaining Severance Amount by 25% of the amount of any cash compensation received by him during such period.

In the event of Mr. Chloupek’s termination of employment without cause, for good reason or due to death or disability, Mr. Chloupek is entitled to receive his prorated bonus in a lump sum payment at the rate of his bonus for the fiscal year of his termination. In the event that such termination of employment occurs within the first six months of the year, his prorated bonus will not exceed 50% of the maximum bonus which he could have been paid in the year immediately preceding the year of his termination of employment. In addition, he (other than in the case of his death), his spouse and his eligible dependents are entitled to receive continued healthcare coverage for one year following such termination.

If, within 12 months after a change in control, Mr. Chloupek’s employment is terminated without cause or for good reason, his employment agreement provides for the payment of the Severance Amount over the 18-month period after the date of termination, however, we do not have the right to set off any amounts received by Mr. Chloupek from a new employer if he commences employment within such 18 month-period. In the event Mr. Chloupek is terminated within 12 months following a change in control, he, his spouse and his eligible dependents are entitled to receive continued healthcare coverage for one year following such termination.

Mr. Chloupek’s employment agreement provides for reimbursement by us on a “grossed up” basis for all taxes incurred in connection with all payments or benefits provided to him upon a change in control that are determined by us to be subject to the excise tax imposed by Section 4999 of the Code in an amount equal to the lesser of (A) the aggregate amount of all excise tax payments on a “grossed up” basis, or (B) 1.25 times his then-current annual base salary.

Mr. Chloupek’s employment agreement contains restrictive covenants, including an indefinite covenant not to disclose confidential information, and, during Mr. Chloupek’s employment and for the 18-month period following the termination of his employment, covenants related to non-competition and non-solicitation of our employees and customers.

Separation and Release Agreement – Mr. Cantele

On May 13, 2019, the Company and Mr. Cantele entered into the Separation and Release Agreement. Pursuant to the Separation and Release Agreement, Mr. Cantele became entitled to:

•

subject to non-revocation of a general release and waiver of claims in favor of the Company and continued compliance with the Non-Interference Agreement (as defined below), the following payments and benefits to which he was entitled pursuant to the Executive Severance Plan in connection with a termination without cause within two years after the spin-off of the Company from LQH Parent, which was considered a change in control under the Executive Severance Plan:

•	a lump sum cash severance payment equal to twice Mr. Cantele’s 2019 base salary and target bonus ($2,039,400), payable within 60 days of Mr. Cantele’s termination;

•

a lump sum payment of his 2019 annual incentive bonus, pro-rated for the months of service up to and including the month of termination and based on target performance ($212,437.50), paid concurrently with the payments of 2019 annual incentive bonuses to other similarly-situated employees;

•

continued health insurance coverage at substantially the same level as provided immediately prior to such termination, at the same cost as generally provided to similarly-situated active Company employees, for a period of 24 months following Mr. Cantele’s termination; and

•	payment for or reimbursement of payment for outplacement services up to a maximum of $10,000 within a three-year period following Mr. Cantele’s termination; and

•

the following treatment with respect to his outstanding equity awards to which he was entitled pursuant to the Omnibus Incentive Plan and the applicable award agreements in connection with a termination without cause:

•	acceleration of the vesting of 123,442 shares of the Company’s common stock in respect of outstanding restricted stock awards and corresponding dividend equivalent rights thereon, as applicable; and

•	continued vesting of 3,552 performance-vesting restricted stock units pursuant to the terms of the applicable award agreements.

The Separation and Release Agreement also contains an agreement by Mr. Cantele that he will remain subject to any restrictive covenants contained in any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement entered into between him and the Company or its affiliates, including those covenants set forth in the Confidentiality, Non-Interference and Invention Assignment Agreement he executed in connection with his participation in the Executive Severance Plan (such agreement, the “Non-Interference Agreement”). The Non-Interference Agreement contains confidentiality, non-solicitation and non-disparagement covenants, each with a 24-month post-termination duration, and a non-competition covenant with a 12-month post-termination duration.

Treatment of Equity Awards

Annual RSAs. Under the terms of the Annual RSAs, upon termination of an executive’s employment by us without cause (as defined in our Omnibus Incentive Plan) or by the executive for good reason (as defined in the applicable award agreement), in each case, prior to a change in control, the number of shares of restricted stock that would have vested on the next scheduled vesting date following such termination will immediately vest. In addition, upon termination of an executive’s employment by us without cause or for good reason, in each case, on or following a change in control or upon termination of an executive’s employment due to the executive’s death or disability (as defined in our Omnibus Incentive Plan) (regardless of whether prior to or on or following a change in control), all unvested shares of restricted stock under the Annual RSA will immediately vest. If the executive’s employment terminates for any reason other than as described above, all unvested shares of restricted stock under the Annual RSA will be forfeited.

Four-Year Cliff-Vesting RSAs and Three-Year Cliff-Vesting RSAs. Under the terms of the Four-Year Cliff-Vesting RSAs and the Three-Year Cliff Vesting RSAs, upon termination of an executive’s employment by us without cause (as defined in our Omnibus Incentive Plan), by the executive for good reason (as defined in the applicable award agreement) or as a result of such executive’s death or disability (as defined in our Omnibus Incentive Plan) or if a change in control occurs, all unvested shares of restricted stock under the Four-Year Cliff-Vesting RSA and the Three-Year Cliff-Vesting RSA will immediately vest. If the executive’s employment terminates for any reason other than as described above, all unvested shares of restricted stock under the Four-Year Cliff-Vesting RSA and the Three-Year Cliff-Vesting RSA will be forfeited.

PSUs. In the event of an NEO’s death or disability (as defined in our Omnibus Incentive Plan), the PSUs will become vested assuming achievement of a 100% payout for the applicable tranche, and settled 60 days following such termination. In the event that prior to a change in control (as defined in our Omnibus Incentive Plan) an NEO undergoes a termination by the Company without cause or by such NEO for good reason, subject to such NEO’s compliance during the applicable performance period with any restrictive covenant by which such NEO is bound in any agreement with the Company or its subsidiaries, with respect to any PSUs for which the performance period has not been completed, a prorated portion of the PSUs will remain outstanding and eligible to vest based on actual performance on the last day of the applicable performance period, with such proration based on the number of days the NEO was employed during the performance period relative to the total number of days of the performance period.

In the event of a change in control, the PSUs will be converted into time-vesting shares of restricted stock (the “Converted PSUs”) determined based on the greater of (x) target performance and (y) actual performance on the date of the change in control. If (a) a successor entity does not assume, convert, or replace the Converted PSUs in connection with the change in control or (b) a successor entity does assume, convert, or replace the Converted PSUs in connection with the change in control and, on or within the 24 months following the change in control, the NEO undergoes a termination by the Company without cause or by such NEO for good reason, in each case, such NEO shall fully vest in such Converted PSUs.

Director Compensation in Fiscal 2019

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
James R. Abrahamson	73,132	100,003	—	173,135
Glenn Alba (2)	88,132	100,003	100,000	288,135
Jean M. Birch	65,000	100,003	—	165,003
Alan J. Bowers	88,132	100,003	—	188,135
Giovanni Cutaia	—	—	—	—
Alice E. Gould	65,000	100,003	—	165,003
B. Anthony Isaac	71,264	100,003	—	171,267
Brian Kim	—	—	—	—
David Loeb	65,000	100,003	—	165,003
Mitesh B. Shah	90,000	150,005	—	240,005

(1)

Represents the aggregate grant date fair value of restricted stock granted during 2019 computed in accordance with Topic 718 without taking into account estimated forfeitures. The assumptions used in the valuation are discussed in Note 11: “Equity-Based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2019 10-K. The aggregate number of shares of restricted stock (including DERs which will vest upon the same schedule and under the same terms as the restricted stock grants to which they relate) outstanding as of December 31, 2019 for our non-employee directors was as follows: 8,962 shares for Mr. Abrahamson (including 133 DERs), 8,962 shares for Mr. Alba (including 133 DERs), 10,127 shares for Ms. Birch (including 198 DERs), 8,962 shares for Mr. Bowers (including 133 DERs), 10,127 shares for Ms. Gould (including 198 DERs), 8,962 shares for Mr. Isaac (including 133 DERs), 8,962 shares for Mr. Loeb (including 133 DERs) and 15,348 shares for Mr. Shah (including 200 DERs).

(2)

The amount shown in the “All Other Compensation” column for Mr. Alba represents the amount earned by him in 2019 pursuant to the consulting agreement we entered into with him in September 2018. See “—Consulting Agreement—Mr. Alba.”

Board and Committee Fees in 2019

On March 26, 2019, our Board approved the following compensation for our independent directors (other than those directors affiliated with Blackstone), effective May 16, 2019:

•	An annual cash retainer of $65,000, payable quarterly;

•	An additional annual cash retainer, payable quarterly, for serving as a chairperson of specified committees of the Board, as follows:

•	For the chairperson of each of the Audit Committee and the Capital Committee, an additional $25,000 annually;

•	For the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee, an additional $10,000 annually;

•

(a) For each eligible director other than an outside director who serves as chairperson of the Board, an annual equity award having a fair market value on the grant date equal to $100,000 and (b) for an outside director who serves as chairperson of the Board, an annual equity award having a fair market value on the grant date equal to $150,000, in each case payable in shares of restricted stock that vest on the earlier of the anniversary of the grant date and the annual meeting of stockholders occurring in the year following the year in which the grant date occurs;

•	an additional annual cash retainer of $25,000, payable quarterly, for any outside director who serves as chairperson of the Board; and

•	reimbursement for reasonable travel and related expenses associated with attendance at Board or committee meetings.

In May 2019, we granted to each of Messrs. Abrahamson, Alba, Bowers, Isaac and Loeb and Mses. Birch and Gould 7,576 shares of restricted stock and we granted to Mr. Shah, the chairman of our Board of Directors, 11,364 shares of restricted stock. The shares of restricted stock vest on the earlier of the anniversary of the grant date and the date of our 2020 annual meeting of stockholders, subject to the director’s continued service through the applicable vesting date.

Prior to May 16, 2019, our independent directors (other than those directors affiliated with Blackstone) were entitled to receive the following compensation:

•	an annual cash retainer of $60,000, payable quarterly;

•	an additional annual cash retainer, payable quarterly, for serving on committees of the board of directors or as the chairperson of specified committees of the board of directors, as follows:

•

For members (other than the chairperson of the Audit Committee, the Compensation Committee and the Capital Committee) of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Capital Committee (each as defined herein) (including the chairperson of the Nominating and Corporate Governance Committee), an additional $5,000 annually for serving on more than one committee;

•	For the chairperson of the Compensation Committee, an additional annual cash retainer, payable quarterly, of $10,000;

•	For the chairperson of the Audit Committee, an additional annual cash retainer, payable quarterly, of $25,000; and

•	For the chairperson of the Capital Committee, an additional annual cash retainer, payable quarterly, of $25,000;

•	an annual equity award having a fair market value on the grant date of $100,000 payable annually in restricted stock which vests over three years in equal installments from the date of grant;

•

an additional annual cash retainer, payable quarterly, of $25,000 and an additional annual equity award having a fair market value on the grant date of $50,000 for any outside director who serves as chairperson of the Board of Directors; and

•	reimbursement for reasonable travel and related expenses associated with attendance at Board or committee meetings.

Consulting Agreement—Mr. Alba

On September 11, 2018, we entered into a consulting agreement (the “Consulting Agreement”) with Mr. Alba. Pursuant to the terms of the Consulting Agreement, Mr. Alba will provide assistance with developing, reviewing and refining the Company’s real estate and capital deployment policies, strategies and programs, together with providing advice and assistance on such other matters relating to the Company’s business as may be mutually agreed from time to time and will receive an annual cash consulting fee of $100,000, payable in equal monthly installments. The Consulting Agreement provides for an initial one-year consulting term that extends automatically for additional one-year periods, unless the Company or Mr. Alba elects not to extend the term. The Consulting Agreement contains an indefinite covenant not to disclose confidential information. The Consulting Agreement was mutually terminated effective March 31, 2020.

Board and Committee Fees in 2020

Board and committee fees in 2020 will remain the same as those in effect beginning May 16, 2019, except that:

•

the annual equity award will be payable in restricted stock units that vest on the earlier of the anniversary of the grant date and the annual meeting of stockholders occurring in the year following the year in which the grant date occurs and will be settled in shares of the Company’s common stock on the earliest to occur of (a) a change in control (as defined in the Omnibus Incentive Plan), (b) the director’s ceasing to serve on the Board for any reason (or, if later, the director’s “separation from service” within the meaning of I.R.C. Section 409A) and (c) the Company’s annual meeting of stockholders held in 2023 (and in no event later than July 1, 2023);

•

the annual cash retainer for service in the first quarter of 2020 will be payable at the election of each director either (a) 100% in cash, (b) 100% in immediately vested shares of common stock of the Company or (c) 50% in cash and 50% in immediately vested shares of common stock of the Company;

•

the portions of the annual cash fees (including for committee, committee chair, and Board chair service) payable for the second, third and fourth quarters of 2020 and the first quarter of 2021 will instead be paid in immediately vested deferred stock units that will be settled in shares of the Company’s common stock on the earliest to occur of (a) a change in control (as defined in the Omnibus Incentive Plan), (b) the director’s ceasing to serve on the Board for any reason (or, if later, the director’s “separation from service” within the meaning of I.R.C. Section 409A) and (c) the Company’s annual meeting of stockholders held in 2023 (and in no event later than July 1, 2023).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee during 2019 included James R. Abrahamson, Alan J. Bowers, Giovanni Cutaia, Alice E. Gould and Mitesh B. Shah. None of the members of our Compensation Committee during 2019 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 2, 2020 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholder:
Blackstone(1)	17,586,538	30.3%
The Vanguard Group(2)	5,761,013	9.9%
Donald Smith & Co., Inc.(3)	4,902,970	8.4%
Blackrock, Inc.(4)	3,111,530	5.4%
Directors and Named Executive Officers:
Keith A. Cline(5)	920,533	1.6%
John W. Cantele	—	*
Mark M. Chloupek(6)	309,484	*
Daniel E. Swanstrom II(7)	202,523	*
James R. Abrahamson(8)	20,001	*
Glenn Alba(9)	12,776	*
Jean M. Birch(10)	11,428	*
Alan J. Bowers(11)	25,129	*
Giovanni Cutaia(12)	—	—
Alice E. Gould(13)	11,428	*
B. Anthony Isaac(14)	11,559	*
Brian Kim(12)	—	—
David Loeb(15)	16,059	*
Mitesh B. Shah(16)	33,860	*
Directors and executive officers as a group (14 persons)(17)	1,574,780	2.7%

*	Less than 1%
(1)

Reflects shares of our common stock directly held by BRE/LQJV-NQ L.L.C., BRE/Prime Mezz 2 L.L.C., Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.3-A L.P., Blackstone Real Estate Holdings IV L.P., Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners (AIV) V L.P., and Blackstone Real Estate Holdings V L.P. (together, the “Blackstone Funds”). Each of the Blackstone Funds may act as a selling stockholder. The managing members of BRE/ LQJV-NQ L.L.C. are Blackstone Real Estate Partners IV L.P. and Blackstone Real Estate Partners V L.P. The managing member of BRE/Prime Mezz 2 L.L.C. is BRE/Prime Mezz 3-A L.L.C. The managing member of BRE/Prime Mezz 3-A L.L.C. is BRE/Prime Holdings L.L.C. The managing member of BRE/ Prime Holdings L.L.C. is WIH Hotels L.L.C. The managing member of WIH Hotels L.L.C. is Blackstone Real Estate Partners IV L.P.

The general partner of each of Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P. and Blackstone Real Estate Partners (DC) IV.TE.3-A L.P. is Blackstone Real Estate Associates IV L.P. The general partner of Blackstone Real Estate Associates IV L.P. is BREA IV L.L.C. The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., and Blackstone Real Estate Partners (AIV) V L.P. is Blackstone Real Estate Associates V L.P. The general partner of Blackstone Real Estate Associates V L.P. is BREA V L.L.C.

The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Holdings IV L.P. is BREP IV Side-by-Side GP L.L.C.

The sole member of each of BREP IV Side-by-Side GP L.L.C. and BREP V Side-by-Side GP L.L.C. and managing member of each of BREA IV L.L.C. and BREA V L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. (f/k/a Blackstone Holdings I/II GP Inc.). The sole member of Blackstone Holdings I/II GP L.L.C. is The Blackstone Group Inc. (f/k/a The Blackstone Group L.P.). The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Mr. Schwarzman may be deemed to beneficially own the shares directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares.

The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.
(2)

Beneficial ownership information is based on information contained in the Amendment No. 3 Schedule 13G filed on February 12, 2020 on behalf of The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. According to the schedule, included in the shares of our common stock listed above as beneficially owned by The Vanguard Group are 42,144 shares over which The Vanguard Group has sole voting power, 5,992 shares over which The Vanguard Group has shared voting power, 5,721,692 shares over which The Vanguard Group has sole dispositive power and 39,321 shares over which The Vanguard Group has shared dispositive power.

The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)

Beneficial ownership information is based on information contained in the Schedule 13G filed on February 10, 2020 on behalf of Donald Smith & Co., Inc. and DSCO Value Fund, L.P. According to the schedule, included in the shares of our common stock listed above as beneficially owned by Donald Smith & Co., Inc. are 4,856,360 shares over which Donald Smith & Co., Inc. has sole voting power, 4,877,960 shares over which Donald Smith & Co., Inc. has sole dispositive power, 25,010 shares over which DSCO Value Fund, L.P. has sole voting power and 25,010 shares over which DSCO Value Fund, L.P. has sole dispositive power. According to the schedule, included in the shares of our common stock listed above as beneficially owned by Donald Smith & Co., Inc. and DSCO Value Fund, L.P. are shares of our common stock over which the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, is vested in the institutional clients for which Donald Smith & Co., Inc. serves as investment advisor.

The address of the principal business office of Donald Smith & Co., Inc. is 152 West 57th Street, New York, New York 10019.
(4)

Beneficial ownership information is based on information contained in the Schedule 13G filed on February 5, 2020 on behalf of BlackRock, Inc., BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. According to the schedule, included in the shares of our common stock listed above as beneficially owned by BlackRock, Inc. are 2,993,148 shares over which BlackRock, Inc. has sole voting power and 3,111,530 shares over which BlackRock, Inc. has sole dispositive power. According to the schedule, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. According to the schedule, no one person’s interest in the common stock of the Company is more than five percent of the total outstanding common shares.

The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(5)	Includes 574,143 shares of unvested restricted stock.
(6)	Includes 192,650 shares of unvested restricted stock.
(7)	Includes 175,700 shares of unvested restricted stock.
(8)	Includes 8,990 shares of unvested restricted stock.
(9)	Includes 8,990 shares of unvested restricted stock.
(10)	Includes 10,177 shares of unvested restricted stock.
(11)	Includes 8,990 shares of unvested restricted stock.
(12)	Messrs. Cutaia and Kim are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(13)	Includes 11,428 shares of unvested restricted stock.
(14)	Includes 8,990 shares of unvested restricted stock.
(15)	Includes 8,990 shares of unvested restricted stock.
(16)	Includes 13,486 shares of unvested restricted stock.
(17)	Includes 1,021,283 shares of unvested restricted stock.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2019, except that in October 2019, James R. Abrahamson filed a Form 4 to disclose two transactions during 2018 in which he transferred shares to a trust account.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that information about any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest) proposed to be entered into by the Company must be reported to the Company’s General Counsel. The General Counsel will then promptly communicate that information to our Board of Directors or a duly authorized committee of our Board of Directors. Each related person transaction shall either be approved in advance, or ratified after consummation of the transaction, by our Board of Directors or a committee of our Board of Directors composed solely of independent directors who are disinterested. Our Board of Directors has designated the Audit Committee to serve as such committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Our policy also contains a standing approval for transactions with and payments to or from LQH Parent pursuant to agreements that are in effect at the time of the spin-off and certain transactions with or related to Blackstone, including, without limitation: (1) transactions in which Blackstone may have a direct or indirect material interest entered into or in effect at the effective time of the spin-off; and (2) the purchase or sale of products or services involving a Blackstone portfolio company, provided that (a) the appropriate officers of the Company reasonably believe the transaction to be on market terms and the subject products or services are of a type generally made available to other customers of the subject Blackstone portfolio company or (b) the aggregate value involved in such purchase or sale is expected to be less than $10 million over five years.

Stockholders Agreement

In connection with its initial public offering, LQH Parent entered into a stockholders agreement with Blackstone, which stockholders agreement was terminated effective as of the consummation of the merger. In connection with the spin-off, on May 30, 2018, we entered into a stockholders agreement (the “Stockholders Agreement”) with Blackstone that is substantially similar to Blackstone’s previous stockholders agreement with LQH Parent. Blackstone beneficially owns approximately 30% of our common stock. Our Board of Directors has granted an exception to Blackstone from the 9.8% ownership limit under our charter.

Under the Stockholders Agreement, we are required to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, each a “Blackstone Director,” such that, upon the election of each such individual, and each other individual nominated by or at the direction of our Board of Directors or a duly-authorized committee of the board, as a director of our Company, the number of Blackstone Directors serving as directors of the Company will be equal to: (1) if Blackstone continues to beneficially own at least 30% of our common stock, the lowest whole number that is greater than 30% of the total number of directors comprising our Board of Directors; (2) if Blackstone continues to beneficially own at least 20% (but less than 30%) of our common stock, the lowest whole number that is greater than 20% of the total number of directors comprising our Board of Directors; and (3) if Blackstone continues to beneficially own at least 5% (but less than 20%) of our common stock, the lowest whole number that is greater than 10% of the total number of directors comprising our Board of Directors. For so long as the Stockholders Agreement remains in effect, Blackstone Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the death, disability, retirement or resignation of a Blackstone Director, the Stockholders Agreement require us to nominate an individual designated by Blackstone for election to fill the vacancy.

The Stockholders Agreement will remain in effect until Blackstone is no longer entitled to nominate a Blackstone Director pursuant to the Stockholders Agreement, unless Blackstone requests that it terminate at an earlier date.

Registration Rights Agreement

In addition, in connection with its initial public offering, LQH Parent entered into a registration rights agreement with certain affiliates of Blackstone, which registration rights agreement was terminated effective as of the consummation of the merger. In connection with the spin-off, on May 30, 2018, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Blackstone that is substantially similar to Blackstone’s previous registration rights agreement with LQH Parent. Under the Registration Rights Agreement, Blackstone has an unlimited number of “demand” registrations and customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

CMBS Facility

In connection with the spin-off, we entered into a Loan Agreement (the “CMBS Loan Agreement”) with JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”), as lender, pursuant to which certain of our wholly-owned subsidiaries borrowed an aggregate principal amount of $1.035 billion under a secured mortgage loan secured primarily by mortgages for 307 owned and ground leased hotels, an excess cash flow pledge for seven owned and ground leased hotels and other collateral customary for mortgage loans of this type (the “CMBS Facility”). Prior to securitization of the CMBS Facility, approximately $518 million of the aggregate principal amount of our debt under the CMBS Facility was held by Blackstone. During the third quarter of 2018, Blackstone contributed the $518 million loan to a single asset securitization vehicle and invested in a $99 million subordinate risk retention interest issued by such securitization vehicle. Total interest payments made to Blackstone in regard to the subordinate risk retention interest for the year ended December 31, 2019 were approximately $6 million.

Indemnification Agreements

We entered into indemnification agreements with our directors and executive officers that were effective upon completion of the spin-off. These agreements require us to indemnify these individuals to the fullest extent permitted by Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, CorePoint Lodging Inc., at 125 East John Carpenter Freeway, Suite 1650, Irving, Texas 75062. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2021 Annual Meeting, a proposal must be received by our Secretary on or before December 15, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2021 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 120 days nor more than 150 days prior to the first anniversary of the date the preceding year’s proxy statement is released to stockholders. Therefore, to be presented at our 2021 Annual Meeting, such a proposal must be received on or after November 15, 2020, but not later than December 15, 2020. In the event that the date of the 2021 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the 2021 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2021 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2021 Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies by reducing printing and mailing costs and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will generally continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting us in writing at CorePoint Lodging Inc., 125 East John Carpenter Freeway, Suite 1650, Irving, Texas 75062 or by phone at (972) 893-3199.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Mark M. Chloupek
Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.corepoint.com) and click on “SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary

CorePoint Lodging Inc.

125 East John Carpenter Freeway, Suite 1650

Irving, Texas 75062

3 WAYS TO VOTE - 24 HOURS A DAY, 7 DAYS A WEEK Vote by Internet - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. COREPOINT LODGING INC. Vote by phone - 1-800-690-6903 125 EAST JOHN CARPENTER FWY., SUITE 1650 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. IRVING, TX 75062 Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. Vote by mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by the day before the meeting date. Electronic Delivery of future proxy materials If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. XXXX XXXX XXXX XXXX g TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E93679-P35985 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COREPOINT LODGING INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark For All Except and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. all of the Director Nominees in Proposal 1, and FOR Proposal 2. ! ! ! 1. Election of Directors Nominees: 01) James R. Abrahamson 07) Alice E. Gould 02) Glenn Alba 08) B. Anthony Isaac 03) Jean M. Birch 09) Brian Kim 04) Alan J. Bowers 10) David Loeb 05) Keith A. Cline 11) Mitesh B. Shah 06) Giovanni Cutaia For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2020. ! ! ! NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof. For address changes, please check this box and write them on the back where ! indicated. Please indicate if you plan to attend this meeting. ! ! Yes No NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and indicate officer's name and title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date3 WAYS TO VOTE - 24 HOURS A DAY, 7 DAYS A WEEK Vote by Internet - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. COREPOINT LODGING INC. Vote by phone - 1-800-690-6903 125 EAST JOHN CARPENTER FWY., SUITE 1650 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. IRVING, TX 75062 Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. Vote by mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by the day before the meeting date. Electronic Delivery of future proxy materials If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. XXXX XXXX XXXX XXXX g TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E93679-P35985 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COREPOINT LODGING INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark For All Except and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. all of the Director Nominees in Proposal 1, and FOR Proposal 2. ! ! ! 1. Election of Directors Nominees: 01) James R. Abrahamson 07) Alice E. Gould 02) Glenn Alba 08) B. Anthony Isaac 03) Jean M. Birch 09) Brian Kim 04) Alan J. Bowers 10) David Loeb 05) Keith A. Cline 11) Mitesh B. Shah 06) Giovanni Cutaia For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2020. ! ! ! NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof. For address changes, please check this box and write them on the back where ! indicated. Please indicate if you plan to attend this meeting. ! ! Yes No NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and indicate officer's name and title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 21, 2020: Combined document containing the Notice of Annual Meeting, Proxy Statement and Annual Report is available at www.proxyvote.com. E93680-P35985 COREPOINT LODGING INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders May 21, 2020 at 10:00 a.m. Central Time The undersigned hereby appoints Keith A. Cline, Daniel E. Swanstrom II and Mark M. Chloupek, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes each of them to represent and vote, as provided on the other side, all the shares of CorePoint Lodging Inc. common stock held of record by the undersigned on April 2, 2020, and further authorizes such proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. THIS PROXY CARD, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Address Changes: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any address changes above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 21, 2020: Combined document containing the Notice of Annual Meeting, Proxy Statement and Annual Report is available at www.proxyvote.com. E93680-P35985 COREPOINT LODGING INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders May 21, 2020 at 10:00 a.m. Central Time The undersigned hereby appoints Keith A. Cline, Daniel E. Swanstrom II and Mark M. Chloupek, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes each of them to represent and vote, as provided on the other side, all the shares of CorePoint Lodging Inc. common stock held of record by the undersigned on April 2, 2020, and further authorizes such proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. THIS PROXY CARD, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Address Changes: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any address changes above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)